EXHIBIT 10.40.1

STATE OF TEXAS
MONTGOMERY COUNTY

                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS AGREEMENT, made and entered into effective June 1, 2003, by and between BLACK WARRIOR WIRELINE CORP. a corporation organized and existing under the laws of the State of Delaware (hereinafter for convenience referred to as the "Employer'), and Allen R. Neel (hereinafter for convenience referred to as the" Employee"), as follows:

                                   WITNESSETH:
                                   -----------

      WHEREAS, in consideration of employment by the Employer, Employee is willing to make certain agreements with the Employer, which will restrict Employee's right to engage in competition with the Employer;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, faithfully to be kept by the parties hereto, it is agreed as follows:

      1. Term. The Employer will employ the Employee, and the Employee agrees to remain in the full-time employ of the Employer, for an initial period of five
(5) years commencing June 1, 2003, subject to the right of termination stated elsewhere herein.

      2. Duties. Employee shall serve as Executive Vice President of BLACK WARRIOR WIRELINE CORP., working in the Employer's Conroe, Texas office, and Employee hereby accepts the employment, on the terms and conditions as hereinafter set forth.

      During the continuation of his employment, the Employee shall devote the whole of his time during business hours, and at any other time when he is reasonably needed under the circumstances, for the benefit of the Employer, working either directly for the Employer or indirectly for its benefit by devoting his time and attention to other activities from which the Employer can derive a material benefit. The Employee shall use his best efforts to promote the interest and welfare of the Employer in every way. The Employee shall exercise and carry out all such duties and powers and shall reasonably observe all such directions and restrictions as the Board of Directors of the Employer, from time to time, may reasonably confer or impose upon him.

      3. Compensation. As compensation for his services, the Employee shall be entitled to the following:

      3.1 A base salary of $13,750.00 per month, payable in arrears on the 1st and 15th day of each month in equal installments; and

      3.2 On the first anniversary date of this agreement, i.e., at the end of the first year of employment hereunder, and every anniversary date of this agreement thereafter, including those anniversary dates for which this agreement has been extended by mutual agreement of the parties (hereinafter referred to as a "renegotiation date"), the Employer and the Employee shall, in good faith, negotiate an increase in the Employee's base salary, taking into account the rate of inflation since the last adjustment to said base salary, the overall profitability and cash position of the Employer, the performance and profitability of the areas for which the Employee is responsible, and other factors generally affecting the Employee's base compensation. After such good faith negotiations, the base salary of the Employee shall be adjusted as agreed; effective as of the renegotiation date shall remain in force until the next renegotiation date.

      3.3. As additional compensation, in the event Employee is stationed overseas for more than forty-five days during any employment year under this contract (said employment year running from June 1 to Mayl 31 of each year hereunder), the Employee shall receive additional compensation of $200 per day For each day worked overseas above forty-five (45) days during said employment year.

      4. Non-Competition.

      4.1. The Employee agrees that for and during the duration of his employment, he will not directly or indirectly become employed by or associated with, in any capacity, any other person, firm or corporation which is or may be in competition with the Employer's oilfield service activities. It is the intent of Employee and the Employer to preserve to the Employer exclusively the special knowledge, trade secrets and experience gained or to be gained in the future by the Employee during his association with Employer, recognizing that if such experience, knowledge and trade secrets were made available to competitors of the Employer, it would irreparably damage the business of the Employer.

      4.2. It is agreed by the parties hereto that arty breach of this provision shall entitle the Employer, in addition to any other legal remedies available to it, to apply to a court of competent jurisdiction to enjoin any violation of this provision and/or to recover damages for any breach of this provision, and to recover all costs of such action, including a reasonable attorneys fee.

      4.3. In the event a court of law in any jurisdiction should find the territorial limits or the time period of this provision to be excessive or unlawful, Employee and Employer agree to abide by any reduction of such territorial limits or time period as the court may in its wisdom decree.

      5. Waiver of Trial by Jury. The parties to this Agreement desire to avoid the additional time and expense related to a jury trial of any disputes arising hereunder. Therefore, it is mutually agreed by and between the parties hereto, and for their successors and assigns, that they shall and hereby do waive trial by jury of any claim, counterclaim, or third-party claim, including any and all claims of injury or damages, brought by either party against the other arising out of or in any way connected with this Agreement and the relationship which arises herefrom. The parties acknowledge and agree that this waiver is knowingly, freely and voluntarily given, is desired by both parties, and is in the best interests of both parties.

      7. Termination. Employees' employment shall be terminated upon the happening of any of the following events:

      7.1. At the end of the fifth year of employment hereunder unless this Agreement is extended for additional terms by mutual agreement of the parties, said additional terms to be governed by the provisions and conditions of this Agreement;

      7.2. Upon the death of the Employee;

      7.3. In the event Employee is determined to be disabled, as defined below.

      Employee is disabled for purposes of this Agreement upon the earlier of
(i) the Employee being unable for a one year period to perform substantially all of the duties required of the Employee by the Employer, if such inability is due to mental or physical illness or accident, and that such disability is determined or reasonably expected to last at least eighteen months, or (ii) the Employee being declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which Employee becomes disabled).

      7.4. With cause, the Employer may terminate this Agreement immediately without notice. The term "cause" shall mean: (a) the failure of Employee faithfully and substantially to carry out the material terms of this Agreement,
(b) the failure of Employee faithfully and substantially to perform the material duties of the position in which he is serving in a reasonable manner subject to section 7.5, (c) the Employee's habitual use of, or addiction to drugs or alcohol.

      7.5. If a problem exists with the performance of the duties of Employee, Employer shall give Employee written notice of the problems and one year from date of written notice to correct the problems to the satisfaction of Employer. In the event Employee is unable to correct the problems to Employer's satisfaction then Employer shall have the option to terminate Employee without further notice.

      8. Benefits. The benefit package of Employee, as presently existing, shall include:

              Medical, dental, life, disability and other insurance benefits paid by Employer.

              401K Plan

              Three weeks' paid vacation and company holidays per year.

              Reasonable travel and entertainment expense.

              A company vehicle or vehicle allowance.

      9. Amendments. This agreement shall not be modified or amended except by an agreement in writing signed by both parties.

      10. Prior Agreements. This agreement replaces and supersedes any and all employment agreements, deferred compensation agreements, or employment arrangements, whether written or oral, between the parties hereto, made at any time prior to the date hereof.

      11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor to the Employer and such successor shall be deemed substituted for the Employer under the terms of this Agreement. As used in this Agreement, the term successor' shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all of substantially all the assets of the business of the Employer. In the event of a Change of Control, the Company shall pay to the Employee the sum of one (1) times the total compensation paid to the Employee during the twelve (12) months preceding the Change of Control. Change of Control of the Company, which for purposes of this Agreement shall mean any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital stock of Company having the right to vote for the election of Directors of Company under ordinary circumstances; (ii) more than 25% of the assets of the Company are sold in a transaction or series of related transactions; (iii) the Company shall merge with any other person or firm; (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Company (together with any new directors whose election by the Board of Directors of Company or whose nomination for election by the Stockholders of Company was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved cease) for any reason other than death or disability to constitute a majority of the Directors then in office; or (v) St. James Capital Corp. ceases to be the general partner, managing partner or otherwise ceases to be in control of St. James Capital Partners, LP or SJMB, LP; (v) W. L. Jenkins shall cease to be President, or CEO, or a Director, or an Employee of the Company.

      12. Applicable Law arid Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

      13. Invalidity. If any term or provision of this Agreement shall be invalid or unenforceable to any extent or application, then the remainder of this Agreement shall be valid and enforceable to the fullest extent and the broadest application permitted by law.

      14. Captions. The captions of headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

      IN WITNESS WHEREOF, the Employer by and through its duly authorized officers and the Employee have caused this instrument to be executed effective the 1st day of June, 2003.

                                          Black Warrior Wireline Corp (Employer)

Attest:                                   By:
        --------------------------            ----------------------------------
                                              Its President

Attest:                                   By:
        --------------------------            ----------------------------------
                                              Employee